EXHIBIT 21

Subsidiaries of the Corporation

The following bank subsidiaries are national banks and are organized under the laws of the United States:

   Associated Bank, National Association
   Associated Bank Illinois, National Association
   Associated Bank Minnesota, NationalAssociation
   Associated Card Services Bank, National Association
   Associated Trust Company, National Association

The following bank subsidiaries are state banks and are organized under the laws of the State of Illinois:

   Associated Bank Chicago

The following non-bank subsidiaries are organized under the laws of the State of Wisconsin:

Associated Commercial Finance, Inc. Associated Investment Management Group, Inc. Associated Investment Services, Inc. Associated Wisconsin Real Estate Corp. Associated Illinois Real Estate Corp.	Associated Mortgage, Inc. Appraisal Services, Inc. Associated Investment Management, LLC Wisconsin Finance Corporation Associated Minnesota Real Estate Corp.

The following non-bank subsidiary is organized under the laws of the State of Illinois:

   Citizens Financial Services, Inc.

The following non-bank subsidiary is organized under the laws of the State of Arizona:

   Banc Life Insurance Corporation

The following non-bank subsidiary is organized under the laws of the State of California:

   Mortgage Finance Corporation

The following non-bank subsidiaries are organized under the laws of the State of Nevada:

ASBC Investment Corp. ASBC Investment Corp-Minnesota Associated Neenah Investment Corp.	ASBC Investment Corp-Illinois Associated Green Bay Investment Corp. Associated Illinois Investment Corp.